NovaStar Financial
(NYSE-NFI)
www.novastarmortgage.com

2005 Fourth Quarter Earnings

Conference Call

February 28, 2006

Safe Harbor Statement

            Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size and frequency of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations;  the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions;
and the risks that are from time to time included in our filings with the SEC, including our Quarterly Report on
Form 10-Q, for the period ending September 30, 2005. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Opening Comments

Scott Hartman, CEO

Key Performance Metrics

Key Performance Metrics

Historical
EPS and Dividends

2006 Dividend Guidance

2006 Common Dividend of at Least $5.60 per Share

Historical
Book Value & ROE

Mortgage Banking

Production

Production down
2% Yr/Yr, down
21% Sequentially

Production
Credit Characteristics

Spreads

*Excluding MTA

7.6%

2.2%

540 bps

327 bps

8.1%*

4.8%

Mortgage Lending
Financials

Mortgage Banking
Environment

Intensely competitive

Pricing at or below cost to originate

Smaller players won’t survive

Volumes flat to down for many

Many are originating and “hoping” to make money

Race to lower costs (continues from 2005)

Whole loan prices seem like they are recovering a
little, but rates are up

Portfolio Management

Portfolio Roll forward

Portfolio ROA

Portfolio
Net Interest Income

Static Pool
Delinquency Trends

Static Pool
Cumulative Losses

Portfolio Segment
Financials

Portfolio trends

Size of portfolio should be relatively stable
over the next year

Over time, ROA’s should come down to a
normalized range of 1.00% to 1.25%

Made a conscious decision to include more
MI in 2005 deals due to expected slowdown
in housing price appreciation

Questions

Appendix

Consolidated Financials

Cost of Wholesale
Production